EXHIBIT 1

                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT made the 21st day of December, 1996, by and between GATEWAY INDUSTRIES, INC., a Delaware Corporation, having an address c/o Warren
G. Lichtenstein, 750 Lexington Avenue, New York, New York, hereinafter the "Seller", and RICHARD A. HICKLAND, of P.O. Box 543, Salem, New York, hereinafter the "Purchaser".

         WHEREAS, the Seller owns all of the issued and outstanding shares of MARSEL MIRROR AND GLASS PRODUCTS, INC. (hereinafter the "Company"), a New York Corporation, having its principal place of business at 101 Foster Avenue, Brooklyn, New York; and

         WHEREAS, the Seller desires to sell and the Purchaser desires to purchase such shares on the terms herein stated;

         NOW, THEREFORE, the parties agree as follows:

         1. Sale of Shares:

         The Seller shall sell and transfer to the Purchaser, and the Purchaser purchases and acquires from the Seller, all of the outstanding shares of the Company consisting of 200 shares of common stock and 2600 shares of preferred stock simultaneously with the execution hereof.

         2. Purchase Price:

         The purchase price for said shares is One Dollar ($1.00).

         3. Seller's Representations and Warranties:

         The Seller represents and warrants to the Purchaser as follows:

         a. Corporate Status: The Company is, and will be on the closing date, a corporation duly organized, validly existing and in good standing under the laws of the State of New York; copies of the Company's certificate of incorporation and all amendments thereof to date are annexed hereto and made a part hereof.

         b. Title to Shares: The Seller is, and will be on the closing date, the owner, free and clear of any encumbrances, of all of the outstanding shares of the common and preferred stock of the Company.

         c. Seller's Authority to Sell: The sales of the shares of the company as aforesaid has been authorized by a vote of the Board of Directors of the Seller. A copy of the resolution authorizing such sale is annexed hereto and made a part hereof and the original shall be delivered to the Purchaser at closing.


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         d. Payroll Taxes: To the best of the Seller's knowledge, the Company has paid all taxes commonly known as "payroll taxes" due and payable up to and including the date of closing. The Seller shall indemnify and hold harmless the Purchaser at all times after the date of this agreement against and in respect of all payroll taxes arising prior to the date hereof for which the Purchaser may become liable.

         4. Option to Re-Purchase:

         The Purchaser, individually and on behalf of the Company, hereby grants to the Seller the right to purchase Fifty Percent (50%) of all of the then issued and outstanding shares of stock of the Company for the sum of Two Dollars ($2.00), said option to expire three (3) years from the date of this agreement. The said option shall be exercised by the Seller giving notice thereof to the Purchaser at the addresses set forth herein for notices. Promptly following the exercise of the option, Purchaser shall cause the Company to issue a stock certificate for such shares.

         5. Closing:

         The closing of the sale shall take place at 101 Foster Avenue, Brooklyn, New York, simultaneously with the execution hereof. At closing, the Seller shall deliver to the Purchaser, free and clear of all encumbrances, certificates for the shares which it is required to sell in negotiable form. The Seller shall also deliver the original certificate of incorporation, together with any amendments thereto, and any and all minutes, by-laws, resolutions and the like.

         6. Escrow Account and Guarantees to Vendors:

         The Seller has deposited with Fleet Bank the sum of $75,000.00 to be held in escrow pursuant to the conditions of a certain loan from Fleet Bank to the Company. The Seller has also issued its guarantees, contingent or otherwise, on behalf of the Company not exceeding $250,000.00. Any sums not returned to Seller from the escrow or paid by Seller under the guarantees shall be payable by the Company from the sale or liquidation of the Company, or by the Purchaser from the proceeds of the sales of any equity in the Company by either the Purchaser or the Company. The remaining sums from the sale or liquidation as aforesaid shall be divided equally between the parties. In the event that the Company is not sold or liquidated, any portion of the escrow account forfeited to the bank or any payment made by the Seller to the vendors pursuant to the guarantees, will be repaid to the Seller from excess cash flow beginning two years from the date of the sale or at such earlier time as the Purchaser, in his discretion, may determine.


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         The Company shall be liable for the obligations created in this paragraph and the Seller shall not be personally obligated therefor except as expressly provided for herein.

         7. Survival of Representations and Warranties:

         All representations and warranties contained herein shall survive the closing.

         8. Notices:

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by mail or facsimile transmission.

                  If to the Seller:         Warren G. Lichtenstein
                                            750 Lexington Avenue
                                            New York, New York 10022
                                            Fax:     (212-446-5240)

                  With a copy to:           Robert W. Forman, Esq.
                                            1370 Avenue of the Americas
                                            New York, New York 10019
                                            Fax:     (212-757-4054)

                  If to the Purchaser:      Richard A. Hickland
                                            P.O. Box 543
                                            Salem, New York 12865
                                            Fax:     (518-854-9501)

                  With a copy to:           Carusone and Carusone
                                            491 Broadway, P.O. Box 478
                                            Saratoga Springs, New York 12866
                                            Fax:     (518-584-7451)

         9. Release:

         Upon transfer of the shares at closing, the Purchaser shall cause the Company to release Gateway and its officers, directors, agents, employees and affiliates, except as provided for herein.

         10. Assignability:

         This agreement may be assigned by the Purchaser to his wife and/or children who, upon such assignment, shall become bound by the terms of this agreement.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and date first above written.


                                       GATEWAY INDUSTRIES, INC.



                                       By:  /s/  WARREN G. LICHTENSTEIN
                                           -----------------------------------
                                                 WARREN G. LICHTENSTEIN



                                            /s/  RICHARD A. HICKLAND
                                           -----------------------------------
                                                  RICHARD A. HICKLAND